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                                                                      Exhibit 99


                [BANK ONE CORPORATION Press Release Letterhead]

FOR IMMEDIATE RELEASE


                        BANK ONE CORPORATION TO REDEEM

                        7 1/2% PREFERRED PURCHASE UNITS


     CHICAGO, June 15, 1999 -- BANK ONE CORPORATION (NYSE: ONE) today announced that all of its outstanding 7 1/2% Preferred Purchase Units, totaling $150 million, will be redeemed on August 10, 1999.

     The Units consist of (i) a 7.40% Subordinated Debenture due May 10, 2023, in the principal amount of $25 and (ii) a related contract paying fees of 0.10% per year and requiring the purchase of one depositary share representing a one-fourth interest in a share of the Corporation's 7 1/2% Cumulative Preferred Stock at a purchase price of $25 per depositary share. The redemption price is $25.00 per Unit, plus accrued and unpaid interest and contract fees totaling $0.47 per Unit.

     The Corporation is sending a notice of redemption today to registered holders of the Units. To receive the redemption payment, holders of the Units will be instructed to deliver their Unit certificates to The Chase Manhattan Bank at one of the following addresses:


By Mail:                                 By Courier:

The Chase Manhattan Bank                 The Chase Manhattan Bank
c/o Chase Bank of Texas, N.A.            c/o Chase Bank of Texas, N.A.
Corporate Trust Services                 Corporate Trust Services
P.O. Box 219052                          1201 Main Street, 18th Floor
Dallas, Texas 75221-9052                 Dallas, Texas  75202

                                     (more)

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                                   By Hand:


                          The Chase Manhattan Bank
                          Corporate Trust Services
                          Corporate Trust Securities
                          55 Water Street -- Room 234
                          2nd Floor North Building
                          New York, NY 10041

     Questions regarding appropriate procedures for obtaining payment should be directed to The Chase Manhattan Bank at (800) 275-2048.

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Media Contact:
Thomas A. Kelly (312) 732-7007


Investor Contacts:
Jay S. Gould (312) 732-5771
Holly E. Hobson (312) 732-5782
Sandra M. Catanzaro (312) 732-8013

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